EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Empire of Carolina, Inc. on Form S-8 of our reports dated March 30, 1998 (which express an unqualified opinion and include an explanatory paragraph as to an uncertainty regarding the Company's ability to continue as a going concern), appearing in the Annual Report of Form 10-K of Empire of Carolina, Inc. for the year ended December 31, 1998.

We also consent to the reference to us under the heading "Item 3: Incorporation of Documents by reference" in such prospectus.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina
January 19, 1999